Exhibit 99.1

News Release

Independent Bank Corporation
4200 East Beltline
Grand Rapids, MI 49525
616.527.5820

For Release:	Immediately

Contact:	William B. Kessel, President and CEO, 616.447.3933
Robert N. Shuster, Chief Financial Officer, 616.522.1765

INDEPENDENT BANK CORPORATION
ANNOUNCES THE ADOPTION OF ITS 2019 SHARE REPURCHASE PLAN

GRAND RAPIDS, Mich., Dec. 18, 2018 — Independent Bank Corporation (Nasdaq: IBCP), the holding company of Independent Bank, a Michigan-based community bank, announced that its Board of Directors today authorized a 2019 share repurchase plan.  Under the terms of the 2019 share repurchase plan, the Company is authorized to buy back up to 5% of its outstanding common stock.  The 2019 share repurchase plan is authorized to last through Dec. 31, 2019.

The Company intends to accomplish 2019 share repurchases through open market transactions, though the Company could accomplish repurchases through other means, such as privately negotiated transactions.  The timing and amount of any share repurchases will depend on a variety of factors, including, among others, securities law restrictions, the trading price of the Company's common stock, other regulatory requirements, potential alternative uses for capital, and the Company's financial performance. The 2019 share repurchase plan does not obligate the Company to acquire any particular amount of common stock, and it may be modified or suspended at any time at the Company's discretion. The Company expects to fund any repurchases from cash on hand.

The Company’s 2018 share repurchase plan will expire on Dec. 31, 2018.  Through Dec. 17, 2018, the Company has repurchased 433,157 shares of its common stock at an average price (including commissions) of $21.83 per share.  All of these repurchases have occurred in the fourth quarter of 2018.

About Independent Bank Corporation

Independent Bank Corporation (Nasdaq: IBCP) is a Michigan-based bank holding company with total assets of approximately $3.3 billion.  Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan's Lower Peninsula through one state-chartered bank subsidiary.  This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments, insurance and title services.  Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our website at:  IndependentBank.com.

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